Consulting Agreement
This Consulting Agreement (this “Agreement”) is entered into on June 26, 2026 by and between Innventure, Inc., a Delaware corporation having a principal place of business at 6900 Tavistock Lakes Blvd, Suite 400, Orlando, FL 32827 (the “Company”), and Gregory W. Haskell, an individual (“Consultant”).
Company and Consultant may each be referred to herein individually as a “Party,” and together, as the “Parties.”
WHEREAS, Consultant has served as the Chief Executive Officer of the Company and is retiring from that position on October 1, 2026 (the “Transition Date”); and
WHEREAS, the Company desires to retain Consultant following his retirement to provide transition services to the Company's new Chief Executive Officer and the Board of Directors of the Company (the “Board”), and Consultant desires to provide such services.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Scope of Services
Beginning on the Transition Date, Consultant shall make himself available to provide transition services to the Company's new Chief Executive Officer and the Board, including responding to questions and providing guidance as may reasonably arise in connection with the transition of the Company's leadership (collectively, the “Services”). The Parties acknowledge that there is no minimum number of hours that Consultant is required to devote to performing Services hereunder; the nature of this engagement is that Consultant will be available to respond to questions and provide information as may arise from time to time. In providing the Services, Consultant shall be considered a service provider of the Company and its operating companies, including for the avoidance of doubt, Refinity Holdings, LLC (“Refinity”).
2. Consideration
As consideration for the Services to be provided by Consultant hereunder, (a) the Company shall reimburse Consultant for the full monthly cost of premiums for the period from October 1, 2026 through April 30, 2027 associated with Consultant’s election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as necessary to continue Consultant’s and Consultant’s spouse’s health, dental, and vision coverage through COBRA at the coverage levels in effect immediately prior to Consultant’s termination of employment and (b) Company restricted stock units granted to Consultant pursuant to the Restricted Stock Units Agreement between Consultant and the Company dated as of April 2, 2026 (the “RSU Agreement”), stock options granted to Consultant pursuant to the Nonqualified Stock Option Agreement between Consultant and the Company dated as of April 2, 2026 (the “Options Agreement”) and Refinity profits interests units granted to Consultant pursuant to the Profits Interest Unit Award Agreement between Consultant and Refinity dated as of December 11, 2024 (the “PI Units Agreement”) shall continue to vest in accordance with their respective existing vesting schedules during the period beginning on the Transition Date and ending on July 15, 2027. The Company shall reimburse Consultant for travel and other reasonable, out-of-pocket expenses incurred in connection with the Services; provided, however, that such expenses shall be approved in advance by the Company.
3. Term
This Agreement shall remain in effect until July 15, 2027, unless earlier terminated by mutual written agreement of the Parties. Upon termination, (a) Consultant's obligations to perform the Services shall cease and (b) Consultant shall return, delete, or destroy all Confidential Information (defined below) in Consultant's possession or control and provide a complete copy of any Work Product (defined below) to the Company to the extent such Work Product has not already been provided. Any provision of this Agreement that contains any right, obligation, or required performance of the Parties which, by its express terms or nature and context, is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.
4. Relationship Between the Parties
Nothing contained in this Agreement shall be construed as creating any employer-employee, agency, joint venture, partnership, or any joint relationship between the Parties. Nothing in this Agreement shall be deemed as granting any authority to a Party to bind the other Party to any agreement or obligation, or to make any representations or warranties on behalf of the other Party. It is expressly stipulated and agreed that Consultant is, and shall remain, an independent contractor, responsible and liable for Consultant's own actions and omissions.
5. Confidentiality
(a) “Confidential Information” means all non-public, proprietary, or confidential information of the Company and its affiliates disclosed by or on behalf of the Company or any of its affiliates to Consultant, whether disclosed orally, in writing, electronically, or by inspection of tangible objects, including without limitation: business plans, financial data, trade secrets, customer and investor information, intellectual property, technical data, product designs, marketing plans, strategic plans, personnel information, and any other information that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be treated as confidential. Confidential Information shall also include information that the Company or its affiliates are obligated to keep confidential under applicable law, regulation, or contract. Confidential Information shall not include information that: (i) is or becomes publicly available through no fault of or breach by Consultant; (ii) was rightfully in Consultant's possession prior to disclosure by the Company without restriction on disclosure; (iii) is independently developed by Consultant without use of or reference to the Confidential Information; or (iv) is rightfully obtained by Consultant from a third party without restriction on disclosure and without breach of any obligation to the Company.
(b) Consultant agrees to (i) hold all Confidential Information in strict confidence, (ii) not disclose any Confidential Information to any third party without the prior written consent of the Company, and (iii) not use any Confidential Information for any purpose except in carrying out his duties under this Agreement. Consultant shall take reasonable precautions to safeguard the

Confidential Information from unauthorized disclosure or use, using at least the same degree of care Consultant uses to protect his own confidential information, but in no event less than reasonable care.
(c) Notwithstanding the foregoing, Consultant may disclose Confidential Information to the extent required by applicable law, rule, regulation, or legal process; provided that Consultant shall (i) promptly notify the Company in writing of such requirement (to the extent legally permitted), (ii) cooperate with the Company in seeking a protective order or other appropriate remedy to limit such disclosure, and (iii) disclose only the minimum amount of Confidential Information necessary to comply with such requirement.
(d) The obligations under this Section 5 shall survive the termination or expiration of this Agreement.
6. Work Product; Intellectual Property
(a) Consultant acknowledges and agrees that all work product, deliverables, reports, analyses, recommendations, documents, materials, inventions, discoveries, developments, improvements, and other results of the Services created, conceived, or reduced to practice by Consultant, alone or jointly with others, in connection with or arising out of the performance of the Services under this Agreement (collectively, “Work Product”) shall be considered “works made for hire” as defined under the United States Copyright Act (17 U.S.C. § 101 et seq.) and shall be the sole and exclusive property of the Company.
(b) To the extent that any Work Product does not qualify as a “work made for hire,” Consultant hereby irrevocably assigns and transfers to the Company all right, title, and interest in and to such Work Product, including all intellectual property rights therein. Consultant agrees to execute any documents and take any actions reasonably requested by the Company to evidence, perfect, or enforce the Company's rights in the Work Product.
(c) To the fullest extent permitted by applicable law, Consultant hereby irrevocably waives any and all moral rights in the Work Product, including any right of attribution, integrity, disclosure, and withdrawal.
7. Remedies
Consultant acknowledges that any breach or threatened breach of this Agreement by Consultant may cause material and irreparable damage to the Company, the amount of which may be extremely difficult or impossible to establish. Accordingly, Consultant agrees that in the event of such a breach or threatened breach, the Company will be entitled, in addition to any monetary damages and to any other remedies, to seek an order or an injunction restraining any breach or threatened breach of this Agreement.
8. Entire Agreement
This Agreement, along with the RSU Agreement, the Options Agreement and the PI Units Agreement, contains the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written, except as herein contained. For the avoidance of doubt, the Parties agree that this Agreement is not intended to supersede any agreements related to Consultant’s role as Chief Executive Officer of the Company.
9. Notices
Any notice or other communication required or permitted under this Agreement must be in writing and delivered to the applicable Party at the address specified below, or to any other address or email address that such Party designates by notice in accordance with this section. Notice will be deemed given and received: (a) if delivered by hand, upon delivery; (b) if sent by nationally recognized overnight courier, on the next business day after deposit with the courier, with delivery charges prepaid; (c) if sent by certified or registered mail, return receipt requested, on the earlier of actual receipt or the third business day after mailing; and (d) if sent by email, upon transmission, provided that the sender does not receive an automated notice of delivery failure or other non-delivery message.
Notices to the Company: Innventure, Inc., 6900 Tavistock Lakes Blvd, Suite 400, Orlando, FL 32827; Email: legalnotices@innventure.com; Attention: General Counsel.
Notices to Consultant: Gregory W. Haskell, at the address set forth below Consultant's signature on the signature page to this Agreement.
10. Governing Law and Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws provisions. The Parties agree to be subject to the personal jurisdiction of the courts of Florida and agree that any dispute arising out of or relating to this Agreement shall be brought only in a federal or state court of competent jurisdiction in Orange County, Florida. The Parties each waive any and all defenses and objections they may have to such venue, including on forum non conveniens grounds, and hereby expressly waive any and all right to a jury trial.
11. Assignment
This Agreement may be assigned by the Company but may not be assigned by Consultant without the Company's prior written consent. Any other attempt to transfer or assign this Agreement, or any part of this Agreement, will be void.
12. Amendments
This Agreement may not be waived, amended, modified, or assigned, in any way, in whole or in part, without the prior written consent of the Company and Consultant.
13. Severability
Should any provision of this Agreement be deemed unenforceable by a court of competent jurisdiction, such provision shall not be deemed wholly invalid, and the court shall have the right and power to reform and reduce such provision to make it enforceable to the maximum extent permitted by law.

14. Counterparts
This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same agreement. Any signature delivered electronically shall be deemed an original signature for all purposes and will be binding on the signing Party.
15. Construction
Each Party signing this Agreement acknowledges that such Party has had the opportunity to review this Agreement with legal counsel of such Party's choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafter.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of June 26, 2026.

INNVENTURE, INC.

By: /s/ Michael Otworth________________
Name: Michael Otworth
Title: Executive Chairman

CONSULTANT

/s/ Gregory W. Haskell_________________
Gregory W. Haskell
Address: ___________________________

     ___________________________
Email: _____________________________